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                                                                    Exhibit (h3)

                      TRANSFER AGENCY AND SERVICE AGREEMENT

      AGREEMENT made as of the 15th day of August, 2003 by and between TIFF Investment Program, Inc., a corporation organized under the laws of Maryland, TIFF Absolute Return Pool and TIFF Absolute Return Pool II, companies organized under Cayman Islands Companies Law, and any other entity listed on Appendix A hereto, as such Appendix A may be amended from time to time (each a "Company") and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

      WHEREAS, each Company desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

      WHEREAS, each Company is authorized to issue shares or units in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

      WHEREAS, each Company has outstanding shares or units in the series listed on Appendix A hereto (such series, together with all other series subsequently established by a Company and made subject to this Agreement in accordance with
Section 17, being herein referred to as the "Funds," individually, a "Fund");

      NOW, THEREFORE, in consideration of the mutual covenants herein set forth, each Company and the Bank agree as follows:

1. Terms of Appointment; Duties of the Bank.

      1.1 Subject to the terms and conditions set forth in this Agreement, each Company on behalf of its Funds hereby employs and appoints the Bank to act, and the Bank agrees to act, as transfer agent for each of the Fund(s)' authorized and issued shares of beneficial interest (the "Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of such Company (the "Shareholders") and set out in the currently effective prospectus and statement of additional information or other offering or organizational document, as each may be amended from time to time, of such Company (the "Prospectus"), including without limitation any periodic investment plan or periodic withdrawal program.

      1.2  The Bank agrees that it will perform the following services:

            (a) In connection with procedures established from time to time by written agreement between each Company and the Bank, the Bank shall:

                  (i) Receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian appointed by each Company (the "Custodian");

                  (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                  (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

                  (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                  (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                  (vi) Prepare and transmit payments for dividends and distributions declared by a Company on behalf of a Fund;

                  (vii) Create and maintain all necessary records, including those specified in Article 10 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act") or under Cayman Islands law, as applicable, and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the applicable Company. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by applicable law;

                  (viii) Make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the applicable Company, or any person retained by such Company. Upon reasonable notice by a Company, the Bank shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by such Company, or any person retained by such Company;

                  (ix) At the expense of and at the request of a Company, maintain an adequate supply of blank share certificates for each Fund providing for the issuance of certificates to meet the Bank's requirements therefor. Such share certificates shall be properly signed by facsimile. Each Company agrees that, notwithstanding the death, resignation, or removal of any officer of a Company whose signature appears on such certificates, the Bank may continue to countersign certificates which bear such signatures until otherwise directed by such Company. Share certificates may be issued and accounted for entirely by the Bank and do not require any third party registrar or other endorsing party;

                  (x) Issue replacement share certificates in lieu of certificates which have been lost, stolen, mutilated or destroyed, without any further action by a Company or any officer of such Company, upon receipt by the Bank of properly executed affidavits and lost certificate bonds, in form satisfactory to the Bank with the Company and the Bank as obligees under the bond. The Company agrees to indemnify the Bank against any and all losses or claims which may arise by reason of the issuance of such new certificates in the place of the ones allegedly lost, stolen or destroyed; and

                  (xi) Record the issuance of Shares of a Company and maintain, pursuant to applicable law, a record of the total number of Shares of such Company which are authorized, based upon data provided to it by such Company, issued and outstanding. The Bank also shall provide each Company on a regular basis with the total number of Shares which are authorized, issued and outstanding and shall have no obligation, when recording the issuance of Shares, to take cognizance of any laws (other than those laws promulgated under the 1934 Act that relate to transfer agents and their duties and responsibilities) relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the applicable Company.

            (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on accounts, including nonresident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by applicable regulatory authorities for the Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, responding to Shareholder telephone calls and Shareholder correspondence, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; (ii) provide a separate bank account registered in the name of a non-US entity to be used by shareholders of any Cayman based Company for purchases and redemption proceeds; and (iii) provide a system which will enable a Company to monitor the total number of shares sold in each State.

            (c) Additionally, the Bank shall utilize a system to identify all Share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Fund(s) of such transactions so identified on a daily and cumulative basis.

2. Sale of Company Shares.

      2.1 Whenever a Company shall sell or cause to be sold any Shares of a Fund, such Company shall deliver or cause to be delivered to the Bank a document duly specifying: (i) the name of the Fund whose Shares were sold; (ii) the number of Shares sold, trade date, and price; (iii) the amount of money to be delivered to the Custodian for the sale of such Shares and specifically allocated to such Fund; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.

      2.2 The Bank will, upon receipt by it of a check or other payment identified by it as an investment in Shares of one of the Funds and drawn to the Bank as agent for, or identified as being for the account of, one of the Funds, promptly deposit such check or other payment to the appropriate account postings necessary to reflect the investment. The Bank will notify the applicable Company, or its designee, and the Custodian of all purchases and related account adjustments.

      2.3 Under procedures as established by mutual agreement between each Company and the Bank, the Bank shall issue to the purchaser or its authorized agent such Shares, computed to the nearest three decimal points, as he is entitled to receive, based on the appropriate net asset value of the Funds' Shares, determined in accordance with the prospectus and any applicable federal law or regulation. In issuing Shares to a purchaser or its authorized agent, the Bank shall be entitled to rely upon the latest directions, if any, previously received by the Bank from the purchaser or its authorized agent concerning the delivery of such Shares.

      2.4 The Bank shall not be required to issue any Shares of a Company where it has received a written instruction from such Company or written notification from any appropriate federal or state authority that the sale of the Shares of the Fund(s) in question has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification.

      2.5 Upon the issuance of any Shares of any Fund(s) in accordance with foregoing provisions of this Section 2, the Bank shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the applicable Company in connection with such issuance.

      2.6 The Bank may establish such additional rules and regulations governing the transfer or registration of Shares as it may reasonably deem advisable and consistent with such rules and regulations generally adopted by transfer agents, or with the written consent of the applicable Company, any other rules and regulations.

3. Returned Checks. In the event that any check or other order for the transfer of money is returned unpaid for any reason, the Bank will take such steps as the Bank may, in its discretion, deem appropriate to protect the applicable Company from financial loss or as such Company or its designee may instruct. Provided that the standard procedures, as agreed in writing from time to time, between the applicable Company and the Bank, regarding purchases and redemptions of Shares, are adhered to by the Bank, and provided further that the Bank has not been negligent or acted with willful misfeasance or in bad faith, the Bank shall not be liable for any loss suffered by a Fund as a result of returned or unpaid purchase or redemption transactions. Legal or other expenses incurred to collect amounts owed to a Fund as a consequence of returned or unpaid purchase or redemption transactions shall be an expense of that Fund.

4. Redemptions. Shares of any Fund may be redeemed in accordance with the procedures set forth in a Prospectus of the applicable Company, and the Bank will duly process all redemption requests.

5. Transfers and Exchanges. The Bank is authorized to review and process transfers of Shares of each Fund, exchanges between Funds on the records of the Funds maintained by the Bank, and exchanges between a Company and any other entity as may be permitted by the Prospectus of such Company. If Shares to be transferred are represented by outstanding certificates, the Bank will, upon surrender to it of the certificates in proper form for transfer, and upon cancellation thereof, countersign and issue new certificates for a like number of Shares and deliver the same. If the Shares to be transferred are not represented by outstanding certificates, the Bank will, upon an order therefor by or on behalf of the registered holder thereof in proper form, credit the same to the transferee on its books. If Shares are to be exchanged for Shares of another Fund, the Bank will process such exchange in the same manner as a redemption and sale of Shares, except that it may in its discretion waive requirements for information and documentation.

6. Right to Seek Assurances. The Bank reserves the right to refuse to transfer or redeem Shares until it is reasonably satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Bank, in its reasonable judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis for any claims adverse to such transfer or redemption. The Bank may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for a Company or the Bank's own legal counsel, do not require certain documents in connection with the transfer or redemption of Shares of any Fund, and the applicable Company shall indemnify the Bank for any act done or omitted by it in reliance upon such laws or opinions of counsel of such Company or of the Bank.

7. Distributions.

      7.1 Each Company will promptly notify the Bank of the declaration of any dividend or distribution. Each applicable Company shall furnish to the Bank a resolution of the governing body of such Company certified by the Secretary or an Assistant Secretary (a "Certificate"): (i) authorizing the declaration of dividends on a specified periodic basis and authorizing the Bank to rely on oral instructions or a Certificate specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined and the amount payable per share to Shareholders of record as of such record date and the total amount payable to the Bank on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by a Fund, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, and the amount payable per share to the Shareholders of record as of that date and the total amount payable to the Bank on the payment date.

      7.2 The Bank, on behalf of the applicable Company, shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount of any dividend or distribution to be paid out. The Bank will calculate, prepare and mail checks to (at the address as it appears on the records of the Bank), or (where appropriate) credit such dividend or distribution to the account of, Fund Shareholders, and maintain and safeguard all underlying records.

      7.3 The Bank will replace lost checks at its discretion and in conformity with customary business practices.

      7.4 The Bank will maintain all records necessary to reflect the crediting of dividends that are reinvested in Shares of the Company, including without limitation daily dividends.

      7.5 The Bank shall not be liable for any improper payments made in accordance with a resolution of the governing body of the applicable Company.

      7.6 If the Bank shall not receive from the Custodian sufficient cash to make payment to all Shareholders of the applicable Company as of the record date, the Bank shall, upon notifying such Company, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Bank and shall not be liable for any claim arising out of such withholding.

8. Other Duties. In addition to the duties expressly provided for herein, the Bank shall perform such other duties and functions and shall be paid such amounts therefor as may from time to time be agreed to in writing.

9. Taxes. The Bank shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by each Company and shall withhold such sums as are required to be withheld by applicable law.

10. Books and Records.

      10.1 The Bank shall maintain confidential records showing for each Shareholder's account the following: (i) names, addresses and tax identification numbers; (ii) numbers of Shares held; (iii) historical information (as available from prior transfer agents) regarding the account of each Shareholder, including dividends paid and date and price of all transactions on a Shareholder's account; (iv) any stop or restraining order placed against a Shareholder's account; (v) information with respect to withholdings; (vi) any capital gain or dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of a Shareholder's account;
(vii) certificate numbers and denominations for any Shareholders holding certificates; (viii) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (ix) such other information and data as may be required by applicable law or reasonably requested by a Company.

      10.2 Any records required to be maintained by applicable law or rule will be preserved for the periods prescribed by such applicable law or rule. Such records may be inspected by the applicable Company during regular business hours upon reasonable notice. The Bank shall forthwith upon a Company's demand, turn over to such Company and cease to retain in the Bank's files, records and documents created and maintained by the Bank in performance of its service or for its protection. At the end of the applicable retention period, such documents may either be turned over to the applicable Company or destroyed in accordance with such Company's authorization.

      10.3 Procedures applicable to the services to be performed hereunder may be established from time to time by written agreement between the Fund(s) and the Bank. The Bank shall have the right to utilize any shareholder accounting and recordkeeping systems which, in its reasonable opinion, qualifies to perform any services to be performed hereunder. The Bank shall keep records relating to the services performed hereunder, in the form and manner as it may reasonably deem advisable.

11. Fees and Expenses.

      11.1 In consideration of the performance by the Bank pursuant to this Agreement, the Fund(s) agree to pay the Bank an annual maintenance fee for each Shareholder account as may be agreed to from time to time in writing between the parties. Such fees do not include out-of-pocket disbursements or other reasonable expenses of the Bank for which the Bank shall be entitled to bill the Fund separately and for which the Fund shall reimburse the Bank. Out-of-pocket expenses and advances identified under Section 11.2 below may be changed from time to time subject to mutual written agreement between the Fund(s) and the Bank.

      11.2 In addition to the fee paid under Section 11.1 above, the Fund(s) agree to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund(s) including, without limitation, any equipment or supplies which a Company specifically orders or requires the Bank to purchase, will be reimbursed by the applicable Fund(s).

      11.3 The Fund(s) agree to pay all fees and reimbursable expenses within ninety days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Fund(s) at least seven
(7) days prior to the mailing date of such materials. Any waiver or extension by the Bank of the thirty- and seven-day time periods enumerated in this section
11.3 shall not constitute a dismissal of any monies due under this Agreement nor shall such waiver or extension apply to any future monies due to the Bank hereunder.

12. Representations and Warranties of the Bank.

      The Bank represents and warrants to each Company that:

      12.1 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts and is duly registered as a transfer agent as provided in Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

      12.2 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

      12.3 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      12.4 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

13. Representations and Warranties of each Company.

      Each Company represents and warrants to the Bank that:

      13.1 It is a corporation duly organized and existing and in good standing under the laws of the State or Country of its incorporation as set forth in the preamble hereto.

      13.2 It is empowered under applicable laws and by its charter documents and by-laws or other governing documents to enter into and perform this Agreement.

      13.3 All proceedings required by said charter documents and by-laws have been taken to authorize it to enter into and perform this Agreement.

      13.4 It is an open-end investment company registered under the 1940 Act or an exempted Cayman company, as applicable.

      13.5 A registration statement on Form N-1A (including a prospectus and statement of additional information) under the Securities Act of 1933 and the 1940 Act or such other appropriate filings, if any, is currently effective and will remain effective, and appropriate state or other securities law filings have been made and will continue to be made, with respect to all Shares of such Company being offered for sale.

      13.6 When Shares are hereafter issued in accordance with the terms of the Prospectus, such Shares shall be validly issued, fully paid and nonassessable by the Fund(s).

14. Indemnification.

      14.1 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the "Bank Indemnified Parties") be liable to any Company, any Fund or any third party, and each Company and each Fund shall indemnify and hold the Bank and the Bank Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including reasonable legal fees, (a "Claim") arising as a result of any act or omission of the Bank or any Bank Indemnified Party under this Agreement, except for any Claim to the extent resulting from the negligence, willful misfeasance or bad faith of the Bank or any Bank Indemnified Party. Without limiting the foregoing, neither the Bank nor the Bank Indemnified Parties shall be liable for, and the Bank and the Bank Indemnified Parties shall be indemnified against, any Claim arising as a result of:

            (a) Any actions taken or omitted to be taken by the Bank or its agents or subcontractors in good faith in reliance on, or use by the Bank or its agents or subcontractors of, information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to such party by or on behalf of the Fund(s), or (ii) have been prepared and/or maintained by the Fund(s) or any other person or firm on behalf of the Fund(s).

            (b) Any action taken or omitted to be taken by the Bank in good faith reliance upon any law, act, regulation (a "Regulation") or interpretation of a Regulation even though such Regulation in effect at the time such action was taken or omitted may thereafter have been altered, changed, amended or repealed. The Fund(s)' refusal or failure to comply with the terms of this Agreement, or which arise out of the Funds' lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund(s) hereunder.

            (c) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests, whether written or oral, of the Fund(s).

      14.2 At any time the Bank may apply to any officer of a Company for instructions, and may consult with legal counsel of the Bank or a Company with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by each Company for any action taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel except for a knowing violation of law. The Bank, its agents and subcontractors shall be protected and indemnified in acting in good faith upon any paper or document furnished by or on behalf of the Fund(s), reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by e-mail, ftp, or other computerized transmission, machine readable input, telex, CRT data entry or other similar means authorized by the Fund(s), and the Bank, its agents and subcontractors shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund(s). The Bank, its agents and subcontractors also shall be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of an officer of a Company, and one proper countersignature of any former transfer agent or registrar, or of a co- transfer agent or co-registrar.

      14.3 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

      14.4 Neither party to this Agreement shall be liable to the other party for special, incidental or consequential damages, even if the other party has been advised of the possibility of such damages, under any provision of this Agreement or for any act or failure to act hereunder as contemplated by this Agreement.

      14.5  In order that the indemnification provisions contained in this
Article 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall give the indemnifying party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying party shall have, at its option, sole control of the defense of such claim or proceeding and all negotiations for its compromise or settlement. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent, which consent shall not be unreasonably withheld.

      14.6 Notwithstanding anything in this Agreement to the contrary, in no event shall any Company or Fund be liable to any Bank Indemnified Party, and each Bank Indemnified Party shall indemnify and hold the Company and the Fund harmless from and against any Claim to the extent such Claim results from the negligence, willful misfeasance or bad faith of the Bank or any Bank Indemnified Party.

15. Covenants of each Company and the Bank.

      15.1 Each Company shall, promptly upon execution hereof, furnish to the Bank either the following requested documents or an acknowledgment of prior receipt or satisfaction or waiver of receipt of the following requested documents:

            (a) A certified copy of the resolution of the Directors or other governing body of the Company authorizing the appointment of the Bank and the execution and delivery of this Agreement.

            (b) A copy of the charter documents and by-laws or other governing documents of the Company and all amendments thereto.

            (c) Copies of each vote of the Directors or other governing body designating authorized persons to give instructions to the Bank, and a Certificate providing specimen signatures for such authorized persons.

            (d) Certificates as to any change in any officer or Director of the Company.

            (e) If applicable, a specimen of each Fund's Share certificate in the form approved by the Directors or other governing body, together with a Certificate evidencing such approval.

            (f) Specimens of all new certificates for Shares, accompanied by the Directors' or other governing body's resolutions approving such forms.

            (g) All account application forms and other documents relating to shareholder accounts or relating to any plan, program or service offered by the Company.

            (h) A list of all Shareholders of the Fund(s) with the name, address and tax identification number of each Shareholder, and the number of Shares of the Fund(s) held by each, certificate numbers and denominations (if any certificates have been issued), lists of any account against which stops have been placed, together with the reasons for said stops, and the number of Shares redeemed by the Fund(s).

            (i) An opinion of counsel for the Company with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933.

            (j) Copies of the Fund(s) registration statement on Form N-1A (if applicable) as amended and declared effective by the Securities and Exchange Commission and all post-effective amendments thereto.

            (k) Such other certificates, documents or opinions as the Bank may deem necessary or appropriate for the Bank in the proper performance of its duties hereunder.

      15.2 The Bank hereby agrees to establish and maintain customary facilities and procedures reasonably acceptable to the Company for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

      15.3 The Bank shall keep records relating to the services to be performed hereunder, in customary form and manner as required by Section 31 of the 1940 Act and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the confidential property of the Company and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Company on and in accordance with its request.

      15.4 The Bank and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

      15.5 In case of any requests or demands for the inspection of the Shareholder records of a Company, the Bank will use its best efforts to notify such Company and to secure instructions from an authorized officer of such Company as to such request or demand. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulatory body for the failure to exhibit the Shareholder records to such person.

      15.6 The Bank shall provide to the Company all written procedures agreed by the parties hereunder, and the Bank agrees to update these procedures by providing the Company with written evidence of any such updates.

      15.7 The Bank shall maintain reasonable disaster recovery facilities and procedures and other backup facilities and procedures in accordance with reasonable industry standards.

16. Term of Agreement.

      16.1 Termination of Agreement. The term of this Agreement shall be three years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one- year terms (each a "Renewal Term") unless written notice of non-renewal is delivered by the non- renewing party to the other party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

            Any party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within ninety (90) days of receipt of such notice to the reasonable satisfaction of the non-violating party.

      16.2 Should a Company exercise its right to terminate, reasonable out-of-pocket expenses associated with the movement of records and material will be borne by such Company.

      16.3 This Agreement also may be terminated by the Company if the Bank fails to cure, within ninety (90) days of receipt of a written notice from an officer of the Company and to such officer's reasonable satisfaction, the Company's determination, in the reasonable discretion of the Company's governing body, that the services being rendered by the Bank under this Agreement fail in a material way to meet a standard of quality reasonably expect by a consumer of services in the transfer agency business.

17. Additional Funds. In the event that a Company establishes one or more series of Shares in addition to the series listed on Appendix A hereto with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Fund hereunder and Appendix A shall be appropriately amended.

18. Assignment.

      18.1 Except as provided in Section 18.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

      18.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

      18.3 The Bank, may without further consent on the part of the Company, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Bank.

19. Amendment. This Agreement may be amended or modified only by a written agreement executed by both parties.

20. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

21. Merger of Agreement and Severability.

      21.1 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

      21.2 In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

      21.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

22. Notices. Any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and mailed or delivered to it at its office at the address set forth below:

            For the Fund(s):

                  TIFF Investment Program, Inc.
                  590 Peter Jefferson Parkway, Suite 250
                  Charlottesville, VA  22911
                  Attention: Richard J. Flannery, Chief Executive Officer With a copy to: Tina M. Leiter

            With a copy to:

                  EOS Fund Services LLC
                  26 West 17th Street
                  Suite 601
                  New York, NY  10011
                  Attention: President

            For the Bank:

                  Investors Bank & Trust Company
                  200 Clarendon Street, P.O. Box 9130
                  Boston, Massachusetts  02117-9130
                  Attention: Carol Lowd, Senior Director - Client Management With a copy to: Andrew Josef, Assistant General Counsel

23. Cooperation with Consultants. The Bank agrees to cooperate fully with any consultants or vendor management companies engaged by the Funds or the Company. Upon written request by the Funds or the Company, the Bank agrees to provide such consultants or vendor management companies information concerning the Funds or the Company and any information concerning the Bank's servicing of the Funds or the Company as is generally provided to the Bank's clients. For avoidance of doubt, the parties acknowledge that the Funds and the Company have engaged EOS Fund Services LLC to act as their Operations Monitoring Agent and that this cooperation agreement applies to all contacts and activities between the Bank and EOS Fund Services LLC until the Bank may be otherwise notified by the Company in writing.

24. Customer Identification.

            The USA PATRIOT Act of 2001 and the regulations promulgated thereunder (collectively, the "USA PATRIOT Act") imposes anti-money laundering requirements on financial institutions. Each Company to which the USA PATRIOT Act is applicable recognizes the importance of complying with the USA PATRIOT Act and has developed and implemented a written anti-money laundering policy (the "Fund's AML Program"), which incorporates customer identification procedures ("CIP") and Office of Foreign Asset Control ("OFAC") compliance, designed to satisfy the requirements of the U.S. Department of the Treasury and U.S. Securities and Exchange Commission's Joint Final Rule: Customer Identification Programs For Mutual Funds (the "Rule").

      24.1 Duties of each Company. Each Company shall perform the following CIP functions:

            (a) Notice. The Company or its agent shall provide notice to the Company's prospective account holders that information is being requested to verify their identity in order to combat money laundering and terrorist financing.

            (b) Information Collection. The Company or its agent shall obtain the following identifying information from each of its customers, as defined in 31 C.F.R. 103.131(a), under applicable laws and regulations (each a "CIP Customer"): (i) name, (ii) date of birth, (iii) address and (iv) tax payer identification number. The Company shall provide the foregoing information promptly to the Bank.

            (c) Documentary Identity Verification. To the extent the Company's CIP requires documentary identity verification for any CIP Customer, such as review of government- issued identification cards, the Company or its agent shall be solely responsible for obtaining and reviewing the appropriate documentation.

            (d) Recordkeeping. The Company shall collect or, if applicable, create and then retain the required records documenting the performance of its CIP in accordance with, and for the periods required by, applicable law or regulation.

      24.2 Duties of the Bank. Subject to the terms and conditions set forth in this Agreement, the Company delegates to the Bank on behalf of the Company and its principal underwriter, and the Bank hereby assumes, the functions set forth in this Section 24.2 with respect to new or existing CIP Customers as required by the Company's CIP, as described in 31 C.F.R. ss. 103.131(b) and its OFAC compliance responsibilities (the "Delegated Functions"):

            (a) Non-Documentary Identity Verification. In accordance with the Bank's Transfer Agent Anti-Money Laundering Procedures - New Account Reviews (the "Bank's CIP Program") the Bank shall use non-documentary methods to verify the information provided to the Bank under Section 24.1 (b) above for each CIP Customer.

                  (i) If the Bank does not receive all of the customer information required by Section 24.1(b) above for any CIP Customer, the Bank will immediately contact the Company's AML Compliance Officer, and the Company's AML Compliance Officer shall arrange for the collection of the outstanding customer information and the transmission of such information to the Bank. The Bank shall not open the CIP Customer's account or accept monies into the Company on behalf of the CIP Customer until such information is collected and transmitted to the Bank by the Company and the Bank is able to verify the identity of the CIP Customer.

                  (ii) If the Bank is unable to verify the identity of a CIP Customer through non-documentary methods, the Bank will immediately contact the Company's AML Compliance Officer who shall determine what further documentary information the Company will require to verify such CIP Customer's identity. The Company or its agent will then collect and analyze such information. The Bank shall not open such CIP Customer's account or accept such customer's funds into the Company until the Company's AML Compliance Officer has certified to the Bank that such CIP Customer's identity has been satisfactorily verified by the Company.

            (b) OFAC Compliance. The Bank shall screen name and address information of new and existing Company customers against lists of known or suspected terrorists or terrorist organizations prepared by any federal government agency and referred to the Bank in accordance with the Bank's CIP Program and all Federal government directives related to such lists. These lists include, but are not limited to, those prepared by the OFAC of the U.S. Department of the Treasury. Such screening shall occur nightly. In the event that a new or existing CIP Customer matches a name contained on one of the foregoing lists and the Bank cannot resolve such match in accordance with the Bank's CIP Program, the Bank shall not open such CIP Customer's account, shall freeze such CIP Customer's assets and will immediately inform the Company's AML Compliance Officer of the foregoing circumstances who shall take such other action as may be required by applicable law or regulation.

            (c) Recordkeeping. The Bank will create and retain the required records documenting the performance of the Delegated Functions in accordance with, and for the periods required by, applicable law or regulation.

      24.3. CIP Certification.

      The Bank shall certify to each applicable Company, on an annual basis, that the Bank has performed the functions that it has agreed to perform as set forth in Section 24.2 above. In addition, the Bank shall certify, on a quarterly basis, that:

            (a) it has established and implemented policies, procedures and internal controls reasonably designed to prevent the Bank from being used for money laundering or the financing of terrorist activities in connection with the services it provides to the Company, including, but not limited to, all CIP related to all individuals and entities investing in a Company, and to achieve compliance with the USA PATRIOT Act (the "Policies");

            (b) it has designated an individual or individuals responsible for implementing and monitoring the Policies;

            (c) it has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to the Policies;

            (d) (i) its Policies are functioning as intended, (ii) it has performed the specified requirements of the Company's CIP, and (iii) except as may have been previously disclosed to the Company's AML Compliance Officer in writing, during the period covered by the certification, there was no suspicious activity reportable under applicable law or regulation with respect to the Company and that none of the Company's applicants or shareholders failed any of the procedures enumerated in its Policies;

            (e) it has provided for periodic testing of those Policies by its internal auditors and will notify the Company's AML Compliance Officer in writing about the results of any such testing that could be adverse to the Company's interests; and

            (f) (i) there have been no amendments to the Bank's CIP Program or OFAC compliance procedures that may materially affect the Company or, alternatively, (ii) that the Bank has materially amended the Bank's CIP Program, which amendment may affect the Company.

      24.4  Consent to Examination

      The Bank understands and acknowledges that each Company remains responsible for ensuring its compliance with the USA PATRIOT Act and that the records the Bank maintains for such Company relating to such Company's AML Program may be subject, from time to time, to examination and/or inspection by federal regulators or the Company's auditors as part of the periodic testing of the Company's AML Program. The Bank hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners and auditors in connection with their review. For purposes of such examination and/or inspection, the Bank, upon reasonable notice, shall make available during normal business hours all required records and information concerning the functions the Bank performs in connection with the Company's CIP for review by such examiners and auditors. Each Company shall provide the Bank with notice of any pending or planned examinations as soon as practicable after the Company is notified of such examination.

      24.5. Limitation of Delegation

      The Company acknowledges and agrees, in accepting the delegation hereunder, that the Bank is agreeing to perform only those aspects of the Company's AML Program relating to the customer accounts as specified in Sections 24 and 25 above and that the Bank is not undertaking and shall not be responsible for any other aspect of the Company's AML Program or for the overall compliance by the Company with the USA PATRIOT Act.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.


                                         EACH ENTITY LISTED ON APPENDIX A HERETO


                                         By: /s/ Richard J. Flannery
                                             --------------------------------
                                         Name: Richard J. Flannery
                                         Title: President


                                         INVESTORS BANK & TRUST COMPANY


                                         By: /s/ Robert D. Mancuso
                                             --------------------------------
                                         Name: Robert D. Mancuso
                                         Title: Senior Vice President

                                                                      Appendices

      Appendix A .................................... Series or Portfolios

                                   APPENDIX A

TIFF Investment Program, Inc.

TIFF U.S. Equity Fund
TIFF International Equity Fund
TIFF Government Bond Fund
TIFF Short-Term Fund
TIFF Multi-Asset Fund

TIFF Absolute Return Pool

TIFF Absolute Return Pool II